EXHIBIT 10.16
Blue Nile
Non-Employee Director Compensation
Annual Cash Compensation
Retainer: $40,000 (may elect to receive stock in lieu of cash)
Committee Fee: $3,000
Audit Committee Chair Fee: $10,000
Compensation Committee Chair Fee: $5,000
Nominating and Corporate Governance Committee Chair Fee: $5,000
Retainer. The $40,000 retainer is paid in quarterly installments. At the discretion of our Board of Directors, directors may be permitted to forego all or a portion of their annual cash payment for service on the Board in exchange for a grant or grants of restricted stock under our 2004 Equity Incentive Plan having a fair market value equal to the amount of foregone cash compensation. The fair market value of the amount of foregone cash is determined based on the closing price of our common stock on the second day following our quarterly public announcement of our financial earnings.
Committee Fee. The $3,000 committee fee is paid to all non-employee directors that serve on a committee. Blue Nile has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Typically, directors are requested to serve on two committees.
Committee Chair Fees. Due to the time commitment involved in serving as a chair of a committee, in addition to the $3,000 committee fee, the chair of the Audit Committee is paid $10,000 annually, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee are each paid $5,000 annually.
Equity Compensation
Initial Stock Option Grant: 11,250
Annual Stock Option Grant: 2,500
Stock Option Grant Upon Full Vesting of Initial Option Grant: 9,000
Initial Stock Option Grant. Each director receives an initial option grant upon joining the Blue Nile Board of Directors. The initial grant vests monthly with respect to 1/30th of the shares subject to the grant for the first 12 months following the date of grant and 1/60th of the shares subject to the grant for the subsequent 36 months. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors.
Annual Stock Option Grant. Each non-employee director receives an annual option grant on the date following each Annual Meeting of stockholders, which is reduced pro rata for each full quarter prior to the grant date during which the director did not serve as a non-employee director. The annual grant vests monthly from the date of the grant for one year. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors.
Stock Option Grant Upon Full Vesting of Initial Option Grant. Each non-employee director receives an option grant upon full vesting of the initial stock option grant. This grant vests monthly from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our Board of Directors.